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TABLE OF CONTENTS

As Filed with the Securities and Exchange Commission on December 18, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENVEC, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	23-2705690 (IRS Employer Identification No.)

65 West Watkins Mill Road
Gaithersburg, Maryland 20878
(240) 632-0740
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Paul H. Fischer, Ph.D.
Chief Executive Officer
GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
(240) 632-0740
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven Kaplan
Richard E. Baltz
Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C. 20004
(202) 942-5000

        Approximate date of commencement of proposed sale to the public: from time to time as described in the prospectus after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common Stock, $0.001 par value per share

Warrants	$25,000,000 (2)(3)	$2,300

Preferred Stock, $0.001 par value per share

(1)
Not specified as to each class of security to be registered pursuant to General Instruction II.D. of Form S-3. An indeterminate number of shares of common stock, shares of preferred stock and warrants as may be issued from time to time at indeterminate prices are being registered hereby.
(2)
In no event will the aggregate initial public offering price of all securities issued from time to time pursuant to this Registration Statement exceed $25,000,000.
(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.

The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

Subject to Completion
Preliminary Prospectus Dated December 18, 2002

GenVec, Inc.

UP TO $25,000,000 OF OUR
COMMON STOCK
PREFERRED STOCK
WARRANTS

        We may offer from time to time up to $25,000,000 in total of (a) shares of our common stock, (b) shares of our preferred stock, (c) warrants to purchase shares of common stock or preferred stock, or (d) any combination of our common stock, preferred stock or warrants. We may offer the common stock, preferred stock and warrants (collectively, the "securities") separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus (each, a "prospectus supplement"). When we decide to issue securities, we will provide you with the specific terms and the public offering price of the securities in prospectus supplements. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

        Our common stock is quoted on the Nasdaq National Market and traded under the symbol "GNVC."

        Our principal executive offices are located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 and our telephone number is (240) 632-0740.

        Investing in our securities involves risks. Please read "Risk Factors" beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2002

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

FORWARD LOOKING STATEMENTS

        This prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other statements that we make. All statements that are not descriptions of historical facts are forward-looking statements, based on management's estimates, assumptions and projections that are subject to risks and uncertainties. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," or "anticipates" or similar terminology. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date made, actual results could differ materially from those currently anticipated due to a number of factors, such as those identified in "Risk Factors," including risks relating to the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of our product candidates (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Additional important factors that could cause actual results to differ materially from our current expectations are identified in other filings with the Securities and Exchange Commission. Our forward-looking statements are based on information available to us today, and we will not update these statements, except as may be required by law.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may from time to time offer up to $25,000,000 in total of (a) shares of common stock, $0.001 par value per share, (b) shares of preferred stock, $0.001 par value per share, in one or more series, (c) warrants to purchase shares of common stock or preferred stock or (d) any combination of our common stock, preferred stock or warrants, either individually or as units consisting of one or more of the foregoing, each at prices and on terms to be determined at the time of sale. The common stock, preferred stock and warrants are collectively referred to in this prospectus as "securities." The securities offered pursuant to this prospectus may be one or more series of issuances and the total offering price of the securities will not exceed $25,000,000 (or its equivalent (based on the applicable exchange rate at the time of the sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by us).

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

        The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, contains additional information about the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission, or SEC, web site or at the SEC offices mentioned below under the heading "Where You Can Find More Information."

        You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents.

GENVEC, INC.

        We are a clinical-stage biopharmaceutical company, which means that we are in the process of developing and testing our drug candidates in a clinical setting but do not have any products that are approved for sale by the Food and Drug Administration (the "FDA"). We develop gene therapy products that cause medically beneficial proteins to be produced at the site of disease. We believe that localized production of proteins over a sustained period will allow these proteins to have a potential benefit while minimizing the overall toxicity that can occur when proteins are introduced directly into the body by systemic administration. Our approach allows us to take advantage of established biology of known, important proteins. We have used our proprietary drug discovery and development technologies to create a portfolio of product candidates that treat a number of major diseases. Our current primary areas of focus are diseases of the heart and blood vessels, cancer, diseases of the eye and AIDS.

        Our product candidates consist of genes and vehicles, commonly called vectors, that deliver those genes into cells at the site of disease. We have specialized in the use and improvement of particular types of gene delivery vehicles called adenovectors. Our cardiovascular programs for BioBypass® angiogen are in advanced Phase II trials for the treatment of peripheral vascular disease and coronary artery disease. Patient enrollments in both Phase II trials are complete. In November 2002, we presented Phase II proof-of-concept data in patients with severe coronary artery disease at the 2002 Annual Meeting of the American Heart Association. During 2002, we started two Phase II trials for our cancer product candidate, TNFerade, for the treatment of pancreatic (July 2002) and esophageal cancer (November 2002). We also initiated a Phase I trial for our product candidate, AdPEDF, for age-related macular degeneration, an eye disease, in November 2002. In January 2002, we announced a $10.2 million collaboration with the Vaccine Research Center at the National Institute of Allergy and Infectious Diseases of the National Institutes of Health to develop a preventative AIDS vaccine. In December 2002, we announced a new, three-year $4.5 million research collaboration with FUSO Pharmaceuticals to identify a targeted cancer therapy product candidate designed to treat not only a primary tumor, but also cancer that has spread, or metastasized, to distant sites in the body.

        Our strategy is to accelerate development of our potential product candidates through collaborations and sponsored research programs with pharmaceutical and biotechnology companies, universities and government entities. In addition to our drug candidates in clinical trials, we have several other pre-clinical and research programs that could lead to possible drug candidates.

        We were incorporated in Delaware in December 1992. Our principal executive offices are located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 and our telephone number is (240) 632-0740.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the following information about some of these risks before buying our securities. The following risks and uncertainties are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we currently believe are not material could also materially adversely affect our business, financial condition or result of operations. In any case, the value of our common stock, preferred stock or warrants could decline, and you could lose all or part of your investment. You should also refer to the other information contained in this prospectus or incorporated herein by reference, including our consolidated financial statements and the notes to those statements. See also "Special Note Regarding Forward-Looking Statements".

RISKS RELATED TO OUR BUSINESS

We have a history of losses and anticipate future losses

        We have incurred net losses in each year since our inception in December 1992, including net losses of $19.1 million for the year ended December 31, 2001 and $20.2 million for the nine months ended September 30, 2002. As of September 30, 2002, we had an accumulated deficit of approximately $90.1 million. We are unsure if or when we will become profitable. The size of our net losses will depend, in part, on the growth rate of our revenues and the level of our expenses.

        We derive substantially all of our revenues from payments from collaborations with corporations and government entities, and will continue to do so for the foreseeable future. We expect that it will be several years, if ever, before we will recognize revenue from product candidate sales or royalties. A large portion of our expenses is fixed, including expenses related to facilities, equipment and personnel. In addition, we expect to spend significant amounts to fund research and development and to enhance our core technologies. We also expect to incur substantial expenses to manufacture our product candidates. As a result, we expect that our operating expenses will increase significantly over the next several years and, consequently, we will need to generate significant additional revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a consistent basis.

We will likely need to raise additional funds in the future. If we cannot secure additional funding necessary to continue our operations, we may be required to delay, scale back or eliminate one or more of our product development or research programs

        Our future capital requirements will be substantial. We expect that significant additional financing will be required in the future, which we may seek to raise through, among other things, public or private equity offerings, debt financing, additional strategic alliances and licensing arrangements or some combination of these financing alternatives. Additional funding may not be available to us when needed, or it may be available only on terms unfavorable to us. To the extent that we raise additional capital by issuing equity or convertible securities, the ownership of existing stockholders would be diluted. If we cannot find adequate financing when needed, we may be required to significantly curtail one or more of our research and development programs, or to obtain funds through agreements with corporate collaborators or others that may require us to surrender rights to some of our technologies or potential product opportunities or through the grant of licenses on terms that are not favorable to us, any of which could negatively impact our operations and prevent us from achieving our business objectives.

Our ability to develop, obtain regulatory approval of and commercialize our potential products depends, in part, on collaborations with other companies. If we are unable to find collaborators, we may not be able to develop, test and commercialize our products

        To date, we only have entered into collaborative agreements with a limited number of companies, and some of those are no longer in effect. The success of our business strategy depends, in part, on our ability to enter into and sustain collaborations with other companies for the development and commercialization of our product candidates. Unless we are able to enter into and sustain collaboration agreements, we will need to raise additional funds for the development, testing, and commercialization of our product candidates. If collaborations or other funding is not available, we may have to delay or curtail the development and commercialization of certain product candidates.

We cannot be sure that our collaborators will perform as expected, and collaborations might produce conflicts that could delay or prevent the development or commercialization of our potential product candidates and negatively impact our business and financial condition

        We cannot control the resources that any collaborator may devote to our products. Our present or future collaborators may not perform their obligations as expected. These collaborators may breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner. In addition, our collaborators may elect not to develop products arising out of our collaborative arrangements or to devote sufficient resources to the development, regulatory approval, manufacture, marketing or sale of these products. If any of these events occur, we may not be able to develop our technologies or commercialize our products.

        An important part of our strategy involves conducting multiple product development programs. We may pursue opportunities in fields that conflict with those of our collaborators. In addition, disagreements with our collaborators could develop over rights to our intellectual property. The resolution of such conflicts and disagreements may require us to relinquish rights to our intellectual property that we believe we are entitled to. In addition, any disagreement or conflict with our collaborators could reduce our ability to obtain future collaboration agreements and negatively impact our relationship with existing collaborators. Such a conflict or disagreement could also lead to delays in collaborative research, development, regulatory approval or commercialization of various products or could require or result in litigation or arbitration, which would be time consuming and expensive and could have a significant negative impact on our business, financial condition and results of operations.

Our collaboration agreements may prohibit us from conducting research in areas that may compete with our collaboration products, while our collaborators may not be limited to the same extent. This could negatively affect our ability to develop products and, ultimately, prevent us from achieving a continuing source of revenues

        We anticipate that some of our corporate or academic collaborators will be conducting multiple product development efforts within each disease area that is the subject of its collaboration with us. In the past, we generally have agreed not to conduct independently, or with any third party, certain research that is competitive with the research conducted under our collaborations. Therefore, our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Some of our collaborators, however, may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of their collaborations with us. In addition, competing products, either developed by the collaborators or to which the collaborators have rights, may result in their withdrawing support for our product candidates.

        Generally under our academic collaborations, we retain the right to exclusively license any technologies developed using funding we provided. If we elect to not license a particular technology, the academic collaborator is typically free to use the technology for any purpose, including the development and commercialization of products that might compete with our products.

We are an early stage company deploying unproven technologies, and we may never be able to develop, get regulatory approval of, or market any of our product candidates

        Gene therapy is a new and rapidly evolving medical approach, which has not been shown to be effective on a widespread basis. Biotechnology and pharmaceutical companies have successfully developed and commercialized only a limited number of gene-based products to date. In addition, no gene therapy product has received regulatory approval in the United States or internationally. We also have only limited data relating to the safety and effectiveness of our product candidates and delivery systems. To date, none of our product candidates has been approved for sale in the United States or elsewhere. We may be unable to develop products or delivery systems that:

  •
  prove to be safe and effective;

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  meet applicable regulatory standards;

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  are capable of being manufactured at reasonable costs;

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  do not infringe the intellectual property rights of third parties;

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  are superior to products offered by third parties; or

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  can be marketed successfully.

        Gene therapy products may be susceptible to various risks, including undesirable and unintended side effects from genes or the delivery systems, unintended immune responses, inadequate therapeutic efficacy or other characteristics that may prevent or limit their approval or commercial use. Successful products require significant development and investment, including a lengthy and uncertain period of testing to show their safety and effectiveness before their regulatory approval or commercialization. We have not proven our ability to develop, obtain regulatory approval of or commercialize gene therapy products. We may be unable to successfully select those genes with the most potential for commercial development.

If we fail to adequately show the safety and efficacy of our product candidates, we will not be able to obtain FDA approval of our product candidates

        We face the risk of failure involved in developing therapies based on new technologies. While certain of our product candidates are in clinical trials, there are others for which we have not yet initiated clinical trials. For those product candidates not yet in clinical trials, we will need to conduct significant additional research and animal testing, referred to as preclinical testing, before any of these product candidates can advance to clinical trials. In addition, we will need to conduct further clinical testing of those product candidates currently in clinical trials. It may take us many years to complete preclinical testing or trials, and failure could occur at any stage of testing. Acceptable results in early testing or trials might not be repeated later. Not all products in preclinical testing or early stage clinical trials will become approved products. Before we can file applications with the FDA for product approval, we must show that a particular product candidate is safe and effective. Even with respect to those product candidates currently in clinical trials, we must demonstrate the safety and efficacy of those product candidates before we can secure FDA approval. Our failure to adequately show the safety and effectiveness of our product candidates would prevent FDA approval of our products. Our product development costs will increase if we experience delays in testing or regulatory approvals or if we need to perform more or larger clinical trials than planned. If the delays are significant, they could negatively affect our financial results and the commercial prospects for our product candidates.

Because we or our collaborators must obtain regulatory approval to market our products in the United States and in non-U.S. jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products; failure to comply with applicable regulations can also harm our business and operations

        The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether we or our collaborators will obtain regulatory approval for any product we develop. No one can market a pharmaceutical product in the United States until it has completed rigorous preclinical testing and clinical trials of the product and an extensive regulatory approval process implemented by the FDA. To date, neither the FDA not any other regulatory agency has approved a gene therapy product for sale in the United States or internationally. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. Before commencing clinical trials, we must submit to the FDA and receive approval from the FDA of an Investigational New Drug application ("IND"). Clinical trials are subject to oversight by Institutional Review Boards and the FDA. Clinical trials are also subject to:

  •
  informed consent;

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  good clinical practices;

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  continuing FDA oversight;

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  potentially large numbers of test subjects; and

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  potential suspension by us, our collaborators or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the Investigational New Drug application or the conduct of these trials.

        We may encounter delays or rejections in the regulatory approval process because of additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us. If regulatory approval of a product is granted, this approval will be limited to those disease indications for which the product has shown through clinical trials to be safe and effective. The FDA also strictly regulates promotion and labeling after approval. Outside the United States, our ability to market a product is contingent upon receiving clearances from the appropriate regulatory authorities. This non-U.S. regulatory approval process includes risks similar to those associated with FDA clearance described above.

If we or our collaborators are unable to manufacture our products in sufficient quantities or are unable to obtain regulatory approvals for a manufacturing facility for our products, we may experience delays and be unable to meet demand, and may lose potential revenues

        Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We have limited experience manufacturing any of our proposed products in the volumes that will be necessary to support large-scale clinical trials or commercial sales. If we or our collaborators are unable to manufacture our product candidates in clinical or, when necessary, commercial quantities, then we will need to rely on third-party manufacturers to manufacture compounds for clinical and commercial purposes.

        These third-party manufacturers must receive FDA approval before they can produce clinical material or commercial products. Our products may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than ours. In addition, we may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, or on a timely basis. There are very few contract manufacturers who currently have the capability to produce our proposed products, and the inability of any of these contract manufacturers to deliver our required quantities of product candidates on a timely basis and at commercially reasonable prices would negatively affect our operations.

        Before we or our collaborators can begin commercially manufacturing any of our product candidates, we or our collaborators must obtain regulatory approval of our manufacturing facility and process. Manufacturing of our proposed products must comply with the FDA's current Good Manufacturing Practices requirements, commonly know as cGMP, and non-U.S. regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. In complying with cGMP and non-U.S. regulatory requirements, we will be obligated to expend time, money and effort in production, record keeping and quality control to assure that the product meets applicable specifications and other requirements. We or our collaborators must also pass a pre-approval inspection before FDA approval. If we or our collaborators fail to comply with these requirements, our product candidates would not be approved. If we or our collaborators fail to comply with these requirements after approval, we would be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our products. The FDA and non-U.S. regulatory authorities also have the authority to perform unannounced periodic inspections of our manufacturing facility to ensure compliance with cGMP and non-U.S. regulatory requirements.

        We intend to eventually develop our own manufacturing capability, which will require significant resources and will be subject to ongoing government approval and oversight. Our efforts may not be successful.

If successful large-scale manufacturing of gene therapy products is not possible, we may be unable to manufacture enough of our product candidates to achieve regulatory approval or market our products

        Very few companies have shown successful large-scale manufacturing of gene therapy products, and it is anticipated that significant process development changes will be necessary for the commercial process. We may be unable to manufacture commercial-scale quantities of gene therapy products, or receive appropriate government approvals, on a timely basis or at all. Failure to successfully manufacture or obtain appropriate government approvals on a timely basis would prevent us from achieving our business objectives.

We may experience difficulties or delays in product manufacturing, which are beyond our control and could harm our business, because we rely on third-party manufacturers

        We currently expect to produce our product candidates through third-party manufacturers. Problems with any manufacturing processes could result in product defects, which could require us to delay shipment of products or recall products previously shipped. In addition, any prolonged interruption in the operations of our or a third party's manufacturing facilities could result in the cancellation of shipments. A number of factors could cause interruptions, including equipment malfunctions or process failures, or damage to a facility due to natural disasters or otherwise. Because our manufacturing processes are or are expected to be highly complex and subject to a lengthy FDA approval process, alternative qualified production capacity may not be available on a timely basis or at all.

        Difficulties or delays in our manufacturing could increase our costs and damage our reputation. The manufacture of pharmaceutical products can be an expensive, time-consuming, and complex process. Manufacturers often encounter difficulties in scaling-up production of new products, including problems involving the transfer of manufacturing technology, production yields, quality control and assurance, and shortages of personnel. Delays in formulation and scale-up to commercial quantities could result in additional expense and delays in our clinical trials, regulatory submissions and commercialization.

We rely on a limited number of suppliers for some of our manufacturing materials. Any problems experienced by any of these suppliers could negatively affect our operations

        We rely on third-party suppliers and vendors for some of the materials used in the manufacture of our product candidates. Some of these materials are available from only one supplier or vendor. Currently, we procure raw materials, known as resins, for our product purification and testing methods from a limited number of suppliers. We also obtain nutrients we use to support the growth of microorganisms or other cells from Invitrogen/Gibro. Any significant problem experienced by one of our sole-source suppliers could result in a delay or interruption in the supply of materials to us until such supplier resolves the problem or an alternative source of supply is located. Any delay or interruption would likely lead to a delay or interruption of manufacturing operations, which could negatively affect our operations.

We have no marketing or sales staff, and if we are unable to enter into collaborations with marketing partners or develop our own sales and marketing capability, we may not be successful in commercializing our products

        We currently have limited sales, marketing and distribution capabilities. As a result, we will depend on collaborations with third parties that have established distribution systems and direct sales forces. To the extent that we enter into co-promotion or other licensing arrangements, our revenues will depend upon the efforts of third parties, over which we may have little or no control. If we are unable to reach and maintain agreements with one or more pharmaceutical companies or collaborators, we may be required to market our products directly. In any case we may elect to establish our own specialized sales force and marketing organization to market our products to physicians. In order to do this, we would have to develop a marketing and sales force with technical expertise and with supporting distribution capability. Developing a marketing and sales force is expensive and time consuming and could delay a product launch. We cannot be certain that we will be able to attract and retain qualified sales personnel or otherwise develop this capability.

We face substantial competition from other companies and research institutions that are developing products to treat the same diseases that our product candidates target, and we may not be able to compete successfully

        We compete with pharmaceutical and biotechnology companies that are pursuing other forms of treatment for the diseases that BioBypass® angiogen and our other product candidates target. We may also face competition from companies that may develop competing technology internally or acquire it from universities and other research institutions. As these companies develop their technologies, they may develop proprietary positions, which may prevent or limit our product commercialization efforts.

        Some of our competitors are established companies with greater financial and other resources than we have. We expect that competition in our business will intensify. Our competitors may succeed in:

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  identifying important genes or delivery mechanisms before us;

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  developing products or product candidates earlier than we do;

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  forming collaborations before we do, or precluding us from forming collaborations with others;

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  obtaining approvals from the FDA or other regulatory agencies for such products more rapidly than we do;

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  developing and validating manufacturing processes more rapidly than we do;

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  obtaining patent protection to other intellectual property rights that would limit or preclude our ability to use our technologies or develop products; or

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  developing products that are safer or more effective than those we develop or propose to develop.

        While we seek to expand our technological capabilities to remain competitive, research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy developed by us.

RISKS RELATED TO OUR INDUSTRY

If we are unable to adequately protect our intellectual property rights, our competitors may be able to take advantage of our research and development efforts to compete with us

        Our commercial success will depend in part on obtaining patent protection for our products and other technologies and successfully defending these patents against third party challenges. Our patent position, like that of other biotechnology firms, is highly uncertain and involves complex legal and factual questions. The biotechnology patent situation in the United States and other countries is uncertain and is currently undergoing review and revision. Changes in, or different interpretations of, patent laws in the United States and other countries might allow others to use our discoveries or to develop and commercialize our products without any compensation to us.

        Our ability to develop and protect a proprietary position based on biotechnological innovations and technologies involving genes and gene therapy, delivery systems, production, formulations and the like, is particularly uncertain. The U.S. Patent and Trademark Office, as well as the patent offices in other countries, have often required that patent applications concerning biotechnology-related inventions be limited or narrowed substantially. Our disclosures in our patent applications may not be sufficient to meet the statutory requirements for patentability in all cases. In addition, other companies or institutions possess issued patents and have filed and will file patent applications that cover or attempt to cover genes, vectors, cell lines, and methods of making and using gene therapy products that are the same as or similar to the subject matter of our patent applications. For example, while we have pending patent applications pertaining to various types of adenovectors that cannot reproduce themselves, adenovectors modified to alter cell binding characteristics and special cell lines used to grow adenovectors, we are aware of issued patents and pending patent applications of other companies and institutions relating to the same subject matter. Patents and patent applications of third parties may have priority over our issued patents and our pending or yet to be filed patent applications. Proceedings before the U.S. Patent and Trademark Office and other patent offices to determine who properly lays claim to inventions are costly and time consuming, and we may not win in any such proceedings.

        The issued patents we already have or may obtain in the future may not provide commercially meaningful protection against competitors. Other companies or institutions may challenge our or our collaborators' patents in the United States and other countries. In the event a company, institution or researcher infringes upon our or our collaborators' patent rights, enforcing these rights may be difficult and can be expensive and time consuming, with no guarantee that our or our collaborators' patent rights will be upheld. Others may be able to design around these patents or develop unique products providing effects similar to our products. Thus, for example, although we have an issued U.S. patent broadly covering stocks of adenovectors that cannot reproduce themselves, our competitors may find ways to get around this patent. In addition, our competitors may legally challenge our patents and they may be held to be invalid. In addition, various components used in developing gene therapy products, such as particular genes, vectors, promoters, cell lines and construction methods, used by others and us, are available to the public. As a result, we are unable to obtain patent protection with respect to such components, and third parties can freely use such components. Third parties may develop products using such components that compete with our potential products. Also, with respect to some of our patentable inventions, we or our collaborators have decided not to pursue patent protection outside the United States. Accordingly, our competitors could develop, and receive non-U.S. patent protection for, gene therapies or technologies for which we or our collaborators have or are seeking U.S. patent protection. Our competitors may be free to use these gene therapies or technologies outside the United States in the absence of patent protection.

        Where we believe patent protection is not appropriate we rely to a limited extent on trade secrets to protect our technology. However, trade secrets are difficult to protect. While we have entered into confidentiality agreements with employees and collaborators, we may not be able to prevent the disclosure or use of our trade secrets. In addition, other companies or institutions may independently develop substantially equivalent information and techniques.

If our potential products conflict with intellectual property rights of competitors, universities or others, then we may be prevented from developing those product candidates

        Other companies and institutions have issued patents and have filed and will file patent applications that may issue into patents that cover or attempt to cover genes, vectors, cell lines and methods of making and using gene and gene-based therapy products used in or similar to our product candidates and technologies. For example, we are aware of issued patents and pending patent applications relating to the delivery, including through the use of adenovectors, of medically beneficial substances to the heart and other tissues, similar to our BioBypass® angiogen. It could be alleged that our BioBypass® angiogen conflicts with these patents. We also are aware of other issued patents and pending patent applications that relate to various aspects of our product candidates and systems, and it could be alleged that our product candidates conflict with these patents. We have not conducted freedom to use patent searches on all aspects of our product candidates or potential product candidates, and we may be unaware of relevant patents and patent applications of third parties. In addition, those freedom to use patent searches that have been conducted may not have identified all relevant issued patents or all relevant pending patent applications that could issue into patents, particularly in view of the characterizations of the subject matter of issued patents and pending patent applications, as well as the fact that pending patent applications can be maintained in secrecy for a period of time and, in some circumstances, until issuance as patents.

        An issued patent gives rise to a rebuttable presumption of validity under U.S. law and the laws of some other countries. The holder of a patent to which we or our collaborators do not hold a license could bring legal actions against our collaborators or us for damages or to stop us or our collaborators from using the affected technology, which could limit or preclude our ability to develop and commercialize our product candidates. If any of our potential products are found to infringe a patent of a competitor or third party, we or our collaborators may be required to pay damages and to either obtain a license in order to continue to develop and commercialize the potential products or, at the discretion of the competitor or third party, to stop development and commercialization of the potential products. Since we have concentrated our resources on developing only a limited number of products, the inability to market one of our products would disproportionately affect us as opposed to a competing company with many products in development.

        We believe that there will be significant litigation in our industry regarding intellectual property rights. Many of our competitors have expended and are continuing to expend significant amounts of time, money and management resources on intellectual property litigation. If we become involved in litigation, it could consume a substantial portion of our resources and could adversely affect our business, financial condition and results of operations, even if we ultimately are successful in such litigation, in view of our limited resources.

If our right to use intellectual property we license from others is affected, our ability to develop and commercialize our product candidates may be harmed

        We rely, in part, on licenses to use some technologies that are material to our business. For example, to create our product candidates, we combine our vectors with genes intended to produce proteins. For our current product candidates, we have secured licenses to use the VEGF(121), TNF(alpha), and PEDF genes. We do not own the patents that underlie these licenses. For these genes, we do not control the enforcement of the patents. We rely upon our licensors to properly prosecute and file those patent applications and to prevent infringement of those patents.

        While many of the licenses under which we have rights provide us with exclusive rights in specified fields, the scope of our rights under these and other licenses may be subject to dispute by our licensors or third parties. In addition, our rights to use these technologies and practice the inventions claimed in the licensed patents and patent applications are subject to our licensors abiding by the terms of those licenses and not terminating them. Any of our licenses may be terminated by the licensor if we are in breach of a term or condition of the license agreement, or in certain other circumstances. In addition, some of our licenses require us to achieve specific milestones.

        Our product candidates and potential product candidates will require several components that may each be the subject of a license agreement. The cumulative license fees and royalties for these components may make the commercialization of these product candidates uneconomical.

Adverse events in the field of gene therapy may negatively affect regulatory approval or public perception of our products or product candidates

        In September 1999, a patient undergoing gene therapy using an adenoviral vector to deliver a therapeutic gene died as a result of an adverse reaction to the treatment. This death was widely publicized. Other patient deaths have occurred in other gene-based clinical trials. These deaths and the resulting publicity surrounding them, as well as any other serious adverse events in the field of gene therapy that may occur in the future, may result in greater governmental regulation of our product candidates and potential regulatory delays relating to the testing or approval of our product candidates. As a result of the incident in September 1999, the United States Senate held a series of hearings to determine whether additional legislation was required to protect patients who participate in clinical trials. Possibly as a consequence of these hearings, a specific division within the FDA for gene and cell therapy was established. Furthermore, extended patient follow-up for gene therapy product candidates has been recommended. Additionally, the National Institutes of Health and its advisory bodies routinely review the field of gene therapy and issue reports on the adverse events reported by investigators. The NIH has approved a proposal to establish a Gene Transfer Safety Assessment Board to review serious adverse event reports, annual reports and other safety information in order to assess toxicity and safety and report these findings at NIH Recombinant DNA Advisory Committee (RAC) meetings. Additional scrutiny cannot be ruled out. Any increased scrutiny could delay or increase the costs of our product development efforts or clinical trials.

        The commercial success of our product candidates will depend in part on public acceptance of the use of gene therapies for the prevention or treatment of human disease. Public attitudes may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy could result in greater government regulation and stricter clinical trial oversight and commercial product labeling requirements of gene therapies and could cause a decrease in the demand for any products we may develop.

If gene therapy does not gain acceptance among the public, the medical community and third-party payors, our business prospects will be seriously harmed and we may be unable to generate revenues

        Our product candidates involve new technologies and therapeutic approaches in the field of gene therapy, which is a new and evolving field. As discussed above, no gene therapy product has received regulatory approval in any country, including the United States, and adverse events in this field may negatively affect public perception of our product candidates. Even if our product candidates attain regulatory approval, our success will depend upon the medical community, patients and third party payors accepting gene therapy products in general, and our product candidates in particular, as medically useful, cost-effective and safe. In particular, our success will depend upon physicians specializing in the treatment of those diseases that our product candidates target prescribing treatments that involve the use of our product candidates in lieu of, or in addition to, existing treatments that they are already familiar with and for which greater clinical data may be available. Even if the clinical safety and efficacy of our product candidates is established, physicians may elect not to recommend our products for a variety of reasons, including the reimbursement policies of government and third-party payors. Further, third-party payors, such as health insurance plans, may be reluctant to authorize and pay for new forms of treatment that they may deem expensive and less-proven that existing treatments. Even if gene therapy products, and our product candidates in particular, are accepted by the medical community and third-party payors, the public in general, or patients in particular, may be uncomfortable with new therapies, including our product candidates, and it could take substantial time for them to accept gene therapy products as a viable treatment alternative, if ever. If gene therapy and our product candidates do not gain widespread acceptance, we may be unable to generate significant revenues, if any, which would adversely affect our results of operations. In addition, even if our product candidates achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our product candidates or render them obsolete.

We may be sued for product liability, which could damage our reputation and expose us to unanticipated costs

        We, alone or with our collaborators, may be held liable if any product we or our collaborators develop, or any product, which is made with the use or incorporation of any of our technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Regardless of the merit or eventual outcome, product liability claims may result in:

  •
  withdrawal of product candidates from our clinical trials;

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  withdrawal of our products from the market; if they have been approved;

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  damage to our reputation;

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  costs of litigation;

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  substantial monetary awards to plaintiffs; and

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  decreased demand for our products or product candidates.

        Although we currently have and intend to maintain product liability insurance, this insurance may become prohibitively expensive, or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us or in collaboration with others. If we are sued for any injury caused by our products, our liability could exceed our total resources.

We use hazardous chemicals and radioactive and biological materials in our business; any liability or disputes relating to improper handling, storage or disposal of these materials could be time consuming and costly

        Our research and development processes involve the use of hazardous materials, including chemicals and radioactive and biological materials, and also produce hazardous waste products. Hazardous chemicals used in our processes include, but are not limited to, flammable solvents such as methanol and ethanol, toxic chemicals such as ethidium bromide and formaldehyde, and corrosive chemicals such as acetic acid and sodium hydroxide. We also use several radioactive compounds, including phosphorous-32, carbon-14, sulfur-35, phosphorous-33, iodine-125, hydrogen-3, and chromium-51.

        The hazardous biological material used in our research and development activities include human and animal cell lines and viruses, such as adenoviruses, and animals infected with human viruses. Some of the biological material may be novel, including viruses with novel properties. We cannot eliminate the risk of accidental contamination or discharge or injury from these materials. Federal, state, and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

        Although we have general liability insurance, these polices contain exclusions from insurance against claims arising from pollution from chemical or radioactive materials. Our collaborators are working with these types of hazardous materials in connection with our collaborations. In the event of a lawsuit or investigation, we could be held responsible for any injury we or our collaborators cause to persons or property by exposure to, or release of, any hazardous materials. However, we believe that we are currently in compliance with all applicable environmental and occupational health and safety regulations.

If reforms in the health care industry make reimbursement for our potential products less likely, the market for our potential products will be reduced, and we will lose potential sources of revenue

        Our success may depend, in part, on the extent to which reimbursement for the costs of therapeutic products and related treatments will be available from third-party payors such as government health administration authorities, private health insurers, managed care programs, and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators, and third-party health care payors to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. Similar federal or state health care legislation may be adopted in the future and any products that we or our collaborators seek to commercialize may not be considered cost-effective. Adequate third-party insurance coverage may not be available for us to establish and maintain price levels that are sufficient for realization of an appropriate return on our investment in product development. Moreover, the existence or threat of cost control measures could cause our corporate collaborators to be less willing or able to pursue research and development programs related to our product candidates.

USE OF PROCEEDS

        We will use the net proceeds received from the sale of the securities for development of current and future product candidates, clinical trials, working capital and general corporate purposes, at the discretion of management.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by this prospectus separately or together:

  •
  directly to purchasers;

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  through agents;

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  to or through underwriters;

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  through dealers;

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  through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; and

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  through combination of any of these methods of sale

        In addition, we may issue the securities being offered by this prospectus as a dividend or distribution.

        We may effect the distribution of the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

  •
  at market prices prevailing at the times of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        We will describe the method of distribution of the securities in the prospectus supplement.

        We may directly solicit offers to purchase the securities offered by this prospectus. Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer of sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an "underwriter" of the securities as that term is defined in the Securities Act of 1933 (the "Securities Act").

        If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any of these activities in the prospectus supplement.

        If a dealer is used in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

        We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.

        Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution.

        We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchase under these delayed delivery contracts will be subject to only two conditions:

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  that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

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  that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed contracts.

        To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time.

        To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

        No securities may be sold under this prospectus without delivery, in paper format, in electronic format on the Internet, or both, of the applicable prospectus supplement describing the method and terms of the offering.

DESCRIPTION OF COMMON STOCK

Authorized and Outstanding Capital Stock

        As of December 12, 2002, we had 60,000,000 shares of common stock authorized, of which 21,874,999 shares were outstanding.

Listing

        Our common stock is quoted on the Nasdaq National Market and traded under the symbol "GNVC."

Dividends

        Our Board of Directors may authorize, and we may make, distributions to our common stockholders, subject to any restriction in our Certificate of Incorporation and to those limitations prescribed by law. However, we have never paid cash dividends on our common stock or any other securities. We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

Fully Paid and Non-Assessable

        All shares of our outstanding common stock are fully paid and non-assessable. Any additional shares of common stock that we issue will be fully paid and non-assessable.

Voting Rights

        Each share of our common stock is entitled to one vote in each matter submitted to a vote at a meeting of stockholders including in all elections for directors; stockholders are not entitled to cumulative voting in the election for directors.. Our stockholders may vote either in person or by proxy.

Preemptive and Other Rights

        Holders of our common stock have no preemptive rights and have no other rights to subscribe for additional securities of our company under Delaware law. Nor does the common stock have any conversion rights or rights of redemption, either of which rights have not been waived. Upon liquidation, all holders of our common stock are entitled to participate pro rata in our assets available for distribution, subject to the rights of any class of preferred stock then outstanding. In connection with certain offerings of our securities, the holders of shares of our common stock sold to Healthcare Ventures V, L.P. and Healthcare Ventures VI, L.P. in December 2001 have contractual rights to purchase the type of security sold in such offerings, including shares of our common stock and preferred stock, and warrants to purchase our common and preferred stock.

Stockholder Action by Written Consent; Meetings

        Under Delaware corporate law, any action required to be taken by our stockholders may be taken without a meeting, without prior notice and without a vote if a consent in writing is signed by holders of shares having at least the number of votes necessary at a stockholder meeting and prompt notice of the taking of such action is given to the other stockholders.

        Our By-Laws provide that we must hold an annual meeting of stockholders. Special meetings of our stockholders may be called at any time only by the Board of Directors or by the president.

Staggered Board of Directors

        Our Board of Directors is divided into three classes, the members of each of which serve for staggered three-year terms. Our stockholders may elect only one-third of the directors each year; therefore, it is more difficult for a third party to gain control of our Board of Directors than if our Board was not staggered.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company is our transfer agent and registrar.

Rights Agreement

        In September 2001, our Board of Directors declared a dividend which was issued on September 28, 2001 of one preferred stock purchase right (a "Right") for each share of common stock outstanding. The Rights initially trade with, and are inseparable from, the common stock. The Rights will become exercisable only if a person or group acquires beneficial ownership of 20% or more of our outstanding common stock (an "Acquiring Person"), or announces the intention to commence a tender or exchange offer the consummation of which would result in that person or group becoming an Acquiring Person. Each Right allows its holder, other than the Acquiring Person, to purchase from us one one-hundredth of a share of Series A junior participating preferred stock (the "Preferred Share"), at a purchase price of $50.00, subject to adjustment. This portion of a Preferred Share gives the stockholder approximately the same dividend, voting, and liquidation rights, as would one share of common stock. The Rights expire on September 7, 2011, unless we redeem them earlier at a price of $0.01 per Right at any time before the Rights become exercisable.

DESCRIPTION OF PREFERRED STOCK

        Our Certificate of Incorporation authorizes our Board of Directors, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more classes or series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders. We may amend from time to time our restated Certificate to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the voting power of all of the shares of capital stock entitled to vote for directors, without a vote of the holders of preferred stock or any series thereof unless any such holder is entitled to vote for directors or a vote of any such holder is otherwise required pursuant to the restated certificate or certificates of designations establishing a series of preferred stock. As of the date of this prospectus, we have 5,000,000 shares of preferred shares authorized, but no shares of preferred stock outstanding.

        The particular terms of any series of preferred stock being offered by us under this shelf registration statement will be described in the prospectus supplement relating to that series of preferred stock.

        Those terms may include:

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  the title and liquidation preference per share of the preferred stock and the number of shares offered;

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  the purchase price of the preferred stock;

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  the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

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  any redemption or sinking fund provisions of the preferred stock;

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  any conversion provisions of the preferred stock;

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  the voting rights, if any, of the preferred stock; and

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  any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

        The preferred stock will, when issued, be fully paid and non-assessable.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of shares of our common stock or preferred stock. Warrants may be issued independently or together with the shares of common stock or preferred stock offered by any prospectus supplement to this prospectus and may be attached to or separate from such shares. Further terms of the warrants will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the designation, terms and number of shares of common stock or preferred stock purchasable upon exercise of such warrants;

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  the designation and terms of the shares of common stock or preferred stock with which such warrants are issued and the number of such warrants issued with such shares;

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  the date on and after which such warrants and the related common stock or preferred stock will be separately transferable, including any limitations on ownership and transfer of such warrants;

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  the price at which each share of common stock or preferred stock purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  the minimum or maximum amount of such warrants that may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  a discussion of certain federal income tax consequences; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of the prospectus. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC (File No. 0-24469) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities. These documents contain important information about us.

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2001;

  2.
  Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002;

  3.
  Our Current Reports on Form 8-K filed with the SEC on January 3, 2002 and January 28, 2002; and

  4.
  The description of our common stock contained in our Registration Statement on Form 8-A filed on September 26, 2001, including any amendment or report filed for the purpose of updating such description.

        You can obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also can obtain these documents from us without charge by visiting our Internet web site http://www.genvec.com or by requesting them in writing, by email or by telephone at the following address:

Jeffrey W. Church
Chief Financial Officer, Treasurer and Corporate Secretary
GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
(240) 632 0740
jchurch@genvec.com

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about the securities and us. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

        In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room.

        In addition, the SEC maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that web site is http://www.sec.gov. We also maintain a web site at http://www.genvec.com, which provides additional information about our company.

LEGAL MATTERS

        Arnold & Porter, Washington, D.C., has rendered an opinion to the effect that, upon completion of all required actions taken in connection with the issuance of the securities: (i) when issued in consideration of not less than $.001 per share, the common stock will be validly issued, fully paid and nonassessable; (ii) when issued in consideration of not less than $.001 per share, the preferred stock will be validly issued, fully paid and nonassessable; and (iii) when issued in exchange for legal consideration, the warrants will be validly issued, fully paid and nonassessable.

EXPERTS

        The financial statements of GenVec, Inc. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on financial statements of GenVec, Inc. issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by the Company.

To be Paid By The Company
SEC Registration	$2,300
Printing fees and expenses	$3,500
Accounting fees and expenses	$7,500
Legal fees and expenses	$25,000
Miscellaneous expenses	$1,500
Total

Item 15.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law ("DGCL"), permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys' fees), actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys' fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less that a quorum, or (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not party to the proceeding, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability. The Company has adopted provisions in its Amended and Restated Certificate of Incorporation that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL. As authorized by the DGCL, the Company's Amended and Restated Certificate of Incorporation limits the liability of directors of the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. This provision will not alter the liability of directors under federal securities laws. The Company has purchased an insurance policy that purports to insure the officers and directors of the Corporation against certain liabilities incurred by them in the discharge of their functions as such officers and directors. The foregoing descriptions are only general summaries. For additional information we refer you to the full text of our Amended and Restated Certification of Incorporation and amendment number 1 thereto, filed as exhibits 3.1 and 3.1(a) to our Registration Statement on Form S-1 (File 333-47408).

ITEM 16.    Exhibits

        The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

ITEM 17.    Undertakings

A.
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (A) (1) (i) and (A) (1) (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on December 16, 2002.

GenVec, Inc.

By:	/s/ Paul H. Fischer, Ph.D.
Paul H. Fischer, Ph.D. President, CEO and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul H. Fischer, Ph.D. Paul H. Fischer, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2002
/s/ Jeffrey W. Church Jeffrey W. Church	Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial and Accounting Officer)	December 17, 2002
* Herbert J. Conrad	Director	December 17, 2002
* Barbara Hackman Franklin	Director	December 17, 2002
* Wayne T. Hockmeyer, Ph.D.	Director	December 17, 2002
* John H. Landon	Director	December 17, 2002
* William N. Kelley, M.D.	Director	December 17, 2002
* Louis M. Sherwood, M.D.	Director	December 18, 2002
* Harold Werner	Director	December 17, 2002
* Wendell Wierenga, Ph.D.	Director	December 17, 2002
*
The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the Powers of Attorney executed by the above-named directors of the Company and which are being filed herewith with the Securities and Exchange Commission on behalf of such directors.

/s/ Paul H. Fischer, Ph.D. Paul H. Fischer, Ph.D. (Attorney-in-fact)

INDEX TO EXHIBITS

        The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

Exhibit 5	Opinion of Arnold & Porter
Exhibit 23.1	Independent Auditors' Consent
Exhibit 23.2	Consent of Arnold & Porter (included in Exhibit 5)
Exhibit 24	Powers of Attorney of certain directors of the Company